EXHIBIT 99.1

Corvus Pharmaceuticals Announces the Passing of Board Member Edith P. Mitchell

BURLINGAME, Calif., Jan. 23, 2024 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company, is deeply saddened to announce the passing of Edith P. Mitchell, M.D., a valued member of the Board of Directors. The Company extends its condolences to her family, colleagues and community.

“Edith had a distinguished career in healthcare, spanning patient care, education, clinical research and improving health equity,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “She was a valued member of our Board and will be remembered for her keen insights, deep understanding of oncology and exemplary character and integrity.”

Dr. Mitchell served on the Corvus Board of Directors since September 2020 and had a trailblazing career in cancer care, research and the delivery of healthcare. She served in several positions at Thomas Jefferson University, including as a clinical professor, Department of Medicine and Medical Oncology at Sidney Kimmel Medical College and enterprise vice president for cancer disparities at Sidney Kimmel Cancer Center. She also held prominent roles with medical societies and cancer organizations, and was a retired United States Air Force Brigadier General where she was the first female physician ever to achieve this rank. Dr. Mitchell also served as President of the National Medical Association in 2015.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of cancer and immune diseases. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Corvus plans to initiate a Phase 3 registrational clinical trial for soquelitinib in patients with relapsed peripheral T cell lymphoma. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com